EXHIBIT 4.6

                              CONSULTING AGREEMENT

                               ____________, 1998

Galacticomm Technologies, Inc.
4101 S.W. 47th Avenue, Suite 101
Ft. Lauderdale, Florida 33314

Attention:        Mr. Peter Berg
                  Chief Executive Officer

Dear Mr. Berg:

         This will confirm the arrangements, terms and conditions pursuant to which Security Capital Trading Incorporated and First Equity Corporation of Florida (the "Consultants") have been retained to serve as financial consultants and advisors to Galacticomm Technologies, Inc., a Florida corporation (the "Company"), on a non-exclusive basis for a period of two (2) years commencing on __________, 1998. The undersigned hereby agrees to the following terms and conditions:

         1. DUTIES OF CONSULTANTS. Consultants shall, at the request of the Company, upon reasonable notice, render the following services to the Company from time to time:

                  a. CONSULTING SERVICES. Consultants will provide such financial consulting services and advice pertaining to the Company's business affairs as the Company may from time to time reasonably request. Without limiting the generality of the foregoing, Consultants will assist the Company in developing, studying and evaluating financing, merger and acquisition proposals based upon documentary information provided to the Consultants by the Company.

                  b. FINANCING. Consultants will assist and represent the Company in obtaining both short and long-term financing. The Consultants will be entitled to additional compensation under certain circumstances in accordance with the terms set forth in Section 3 hereof.

                  c. WALL STREET LIAISON. Consultants will, when appropriate, arrange meetings between representatives of the Company and individuals and financial institutions in the investment community, such as security analysts, portfolio managers and market makers.

         The services described in this Section 1 shall be rendered by Consultants without any direct supervision by the Company and at such time and place in such manner (whether by conference, telephone, letter or otherwise) as Consultants may determine.

         2. COMPENSATION. Subject to Section 3 hereof, as compensation for Consultants' services hereunder, the Company shall pay to Consultants an aggregate monthly fee of Five


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Thousand Dollars ($5,000), the entire One Hundred Twenty Thousand Dollars
($120,000) payable in full, in advance, on ________________, 1998, to the undersigned in such proportion as shall be specified to you by the Consultants.

         3. ADDITIONAL COMPENSATION IN CERTAIN CIRCUMSTANCES. In addition to the financial consulting services described in Section 1 above, Consultants may bring the Company in contact with persons, whether individuals or entities, that may be suitable candidates for providing the Company with, or may lead the Company to other individuals or entities that may provide the Company with, debt or equity financing or that may be suitable candidates, or may lead the Company to such suitable candidates, to purchase substantially all of the stock or assets of the Company, to have substantially all of its stock or assets purchased by the Company, merge with the Company, or enter into a joint venture or other transaction with the Company. If, at any time up until the second anniversary of the date hereof, the Company enters into an agreement with any such persons or their affiliates, or with any persons introduced to the Company by any such person or their affiliates, pursuant to which the Company obtains debt or equity financing or pursuant to which substantially all of the Company's stock or assets is purchased, the Company purchases substantially all of the stock or assets of another entity or the Company is merged with or into another entity, or pursuant to which the Company enters into a joint venture or other on or off balance sheet corporate finance transaction (each, a "Transaction"), the Consultants will be entitled to such additional compensation as shall be agreed upon between the Company and the Consultants. For purposes of this Section 3, the "Company" shall include all subsidiaries and any other entity in which it owns (directly or indirectly) a majority interest.

         4. AVAILABLE TIME. Consultants shall make available such time as they, in their sole discretion, shall deem appropriate for the performance of their obligations under this agreement and may in certain circumstances be entitled to additional compensation in connection therewith.

         5. RELATIONSHIP. Nothing herein shall constitute Consultants as employees or agents of the Company, except to such extent as might hereinafter be agreed upon for a particular purpose. Except as might hereinafter be expressly agreed, Consultant shall not have the authority to obligate or commit the Company in any manner whatsoever.

         6. CONFIDENTIALITY. Except in the course of the performance of its duties hereunder, Consultant agrees that is shall not disclose any trade secrets, know-how, or other proprietary information not in the public domain learned as a result of this Agreement unless and until such information becomes generally known.

         7. ASSIGNMENT. This Agreement shall not be assignable by any party (except to successors to all or substantially all of the business of either party, who shall expressly assume such party's obligations hereunder) for any reason whatsoever without the prior written consent of the other party, which consent may be arbitrarily withheld by the party whose consent is required.

         8. GOVERNING LAW. This Agreement shall be deemed to be a contract made under the

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laws of the State of Florida and for all purposes shall be construed in accordance with the laws of said State.


                                Very truly yours,

                                SECURITY CAPITAL TRADING, INC.

                                       By:
                                          --------------------------------------
                                                 Name:
                                                 Title:

                                FIRST EQUITY CORPORATION OF FLORIDA

                                       By:
                                          --------------------------------------
                                                 Name:
                                                     ---------------------------
                                                 Title:
                                                      --------------------------


AGREED AND ACCEPTED:

GALACTICOMM TECHNOLOGIES, INC.

By:
   --------------------------------------
         Name:    Peter Berg
             ----------------------------
         Title:   Chief Executive Officer
              ---------------------------